Exhibit 99.1

News Release

Merck & Co., Inc., Rahway, N.J., USA Announces Fourth-Quarter and Full-Year 2025 Financial Results; Highlights Progress Advancing Broad, Diverse Pipeline

Reports Strength in Oncology and Animal Health, Plus Increasing Contributions From WINREVAIR and CAPVAXIVE

-	Fourth-Quarter Worldwide Sales Were $16.4 Billion (5% Growth; 4% Growth ex-FX)
-	Fourth-Quarter GAAP EPS Was $1.19; Non-GAAP EPS Was $2.04; GAAP and Non-GAAP EPS Include a Charge of $0.05 per Share for the Acquisition of MK-8690 Sole Global Rights
-	Full-Year Worldwide Sales Were $65.0 Billion (1% Growth; 2% Growth ex-FX)
o	KEYTRUDA/KEYTRUDA QLEX Sales Were $31.7 Billion (7% Growth Both Nominally and ex-FX); Includes KEYTRUDA QLEX Sales of $40 Million
o	WINREVAIR Sales Were $1.4 Billion
o	CAPVAXIVE Sales Were $759 Million
o	GARDASIL/GARDASIL 9 Sales Were $5.2 Billion (39% Decline Both Nominally and ex-FX)
o	Animal Health Sales Were $6.4 Billion (8% Growth; 9% Growth ex-FX)
-	Full-Year 2025 GAAP EPS Was $7.28; Non-GAAP EPS Was $8.98; GAAP and Non-GAAP EPS Include Charges of $0.20 per Share Related to Certain Business Development Transactions
-	Announced Positive Late-Stage Trial Results From 18 Phase 3 Trials in 2025
-	Augmented Pipeline and Portfolio Through Acquisitions of Verona Pharma and Cidara Therapeutics and License Agreement With Hengrui Pharma
-	In the Fourth Quarter
o	Received FDA Commissioner’s National Priority Vouchers for Enlicitide and Sacituzumab Tirumotecan (Sac-TMT), Providing an Opportunity To Expedite Potential FDA Review Timelines for These Phase 3 Candidates
o	Presented Positive Results From Phase 3 CORALreef Lipids and HeFH Trials Demonstrating Enlicitide Significantly Reduced LDL-C in Adults
o	Reached Agreement With U.S. Government To Expand Access to Medicines and Lower Costs for Americans
-	Full-Year 2026 Financial Outlook
-	Anticipates Worldwide Sales To Be Between $65.5 Billion and $67.0 Billion
-	Expects Non-GAAP EPS To Be Between $5.00 and $5.15; Outlook Reflects a One-Time Charge of Approximately $3.65 per Share for the Acquisition of Cidara

RAHWAY, N.J., Feb. 3, 2026 – Merck & Co., Inc., Rahway, N.J., USA (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the fourth quarter and full year of 2025.

"In 2025, we continued to advance leading-edge science to deliver transformative medicines and vaccines that are improving health outcomes for patients around the world,” said Robert M. Davis, chairman and chief executive officer. "Our business benefited from demand for our innovative portfolio, including for KEYTRUDA, increasing contributions from new launches in cardiometabolic and respiratory as well as vaccines, and strong performance of Animal Health. The transformation of our portfolio, bolstered by the acquisitions of Verona Pharma and Cidara Therapeutics, is well underway, and momentum is building as we continue to execute on our strategy. Our progress positions us to continue delivering on our purpose for patients and creating durable value for shareholders.”

Financial Summary

	Fourth Quarter				Year Ended
$ in millions, except EPS amounts	2025	2024	Change	Change Ex- Exchange	Dec. 31, 2025	Dec. 31, 2024	Change	Change Ex- Exchange
Sales	$16,400	$15,624	5%	4%	$65,011	$64,168	1%	2%
GAAP net income[1]	2,963	3,743	-21%	-20%	18,254	17,117	7%	9%
Non-GAAP net income that excludes certain items1,2*	5,088	4,372	16%	17%	22,513	19,444	16%	18%
GAAP EPS	1.19	1.48	-20%	-18%	7.28	6.74	8%	10%
Non-GAAP EPS that excludes certain items2*	2.04	1.72	19%	19%	8.98	7.65	17%	19%

*Refer to table on page 9.

Generally Accepted Accounting Principles (GAAP) earnings per share (EPS) assuming dilution was $1.19 for the fourth quarter and $7.28 for the full year of 2025. Non-GAAP EPS was $2.04 for the fourth quarter and $8.98 for the full year of 2025. GAAP and non-GAAP EPS in the fourth quarter of 2025 include a charge of $0.05 per share related to an agreement with Dr. Falk Pharma GmbH (Falk) pursuant to which the Company secured the sole global rights to MK-8690. GAAP and non-GAAP EPS in the fourth quarter of 2024 include a charge of $0.23 per share related to the execution of licensing agreements with LaNova Medicines Ltd. (acquired by Sino Pharmaceutical Limited) and Hansoh Pharma. GAAP and non-GAAP EPS for the full years of 2025 and 2024 include charges of $0.20 and $1.28 per share, respectively, related to certain licensing agreements and asset acquisitions.

1 Net income attributable to the Company.

2 The Company is providing certain 2025 and 2024 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the Company’s results because management uses non-GAAP results to assess performance. Management uses non-GAAP measures internally for planning and forecasting purposes and to measure the performance of the Company along with other metrics. In addition, annual employee compensation, including senior management’s compensation, is derived in part using a non-GAAP pretax income metric. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP. For a description of the non-GAAP adjustments, see Table 2a attached to this release.

Non-GAAP EPS excludes acquisition- and divestiture-related costs, costs related to restructuring programs, and income and losses from investments in equity securities. Non-GAAP EPS in 2025 also excludes a net tax benefit, which reflects a net benefit related to favorable audit reserve adjustments. Non-GAAP EPS in the fourth quarter and full year of 2024 also exclude a benefit due to a reduction in reserves for unrecognized income tax benefits resulting from the expiration of the statute of limitations for assessments related to certain federal tax return years.

Fourth-Quarter Sales Performance

The following table reflects sales of the Company’s top products and significant performance drivers.

	Fourth Quarter
$ in millions	2025	2024	Change	Change Ex- Exchange	Commentary
Total Sales	$16,400	$15,624	5%	4%
Pharmaceutical	14,843	14,042	6%	4%	Increase primarily driven by growth in oncology as well as cardiometabolic and respiratory, partially offset by a decline in vaccines.
KEYTRUDA/KEYTRUDA QLEX	8,372	7,836	7%	5%	Growth driven by strong global uptake in earlier-stage indications, including triple-negative breast cancer (TNBC), non-small cell lung cancer (NSCLC), renal cell carcinoma, cervical and head and neck cancers, as well as continued global demand in metastatic indications, including urothelial, gastric and endometrial cancers. Sales growth was partially offset by timing of purchases in the U.S. Sales of KEYTRUDA QLEX were $35 million.
GARDASIL/GARDASIL 9	1,031	1,550	-34%	-35%	Decline primarily due to lower demand in China, as well as lower sales in Japan following the national catch-up immunization program, partially offset by higher sales in the U.S. and timing in certain international markets.
PROQUAD, M-M-R II and VARIVAX	619	594	4%	3%	Increase primarily reflects higher sales of PROQUAD, which largely resulted from both the replenishment of doses borrowed from the U.S. Centers for Disease Control and Prevention Pediatric Vaccine Stockpile and from higher demand in Europe, partially offset by lower demand for M-M-R II in certain international markets and lower demand for VARIVAX in the U.S.

JANUVIA/JANUMET	501	487	3%	3%	Growth driven by higher net pricing in the U.S., partially offset by lower demand in China as well as in most other international markets due to generic competition.
BRIDION	499	449	11%	11%	Growth primarily due to higher demand and net pricing in the U.S., partially offset by lower demand in several international markets due to ongoing generic competition.
WINREVAIR	467	200	133%	133%	Growth primarily reflects continued uptake in the U.S. and early launch uptake in certain international markets, partially offset by lower net pricing in the U.S. largely due to Medicare Part D redesign.
Lynparza*	389	365	7%	4%	Growth primarily due to higher demand in several international markets.
CAPVAXIVE	279	50	N/M	N/M	Growth largely due to continued uptake in the U.S.
PREVYMIS	275	215	28%	26%	Increase primarily due to higher demand in the U.S. as well as in most international markets, reflecting in part the launch of new indications.
Lenvima*	272	255	7%	6%	Increase due to higher sales in the U.S., primarily reflecting higher demand, partially offset by lower pricing.
WELIREG	220	160	37%	37%	Growth primarily due to higher demand in the U.S. and continued launch uptake in several international markets, partially offset by lower net pricing in the U.S.
OHTUVAYRE	178	-	-	-	Represents sales following the Company's Oct. 7, 2025 acquisition of Verona Pharma plc (Verona Pharma).
Animal Health	1,505	1,397	8%	6%	Growth primarily due to higher demand of livestock products.
Livestock	987	889	11%	9%	Growth primarily driven by higher demand across all species, as well as improved supply and new product launches.
Companion Animal	518	508	2%	0%	Growth from new product launches was partially offset by lower demand for other products in portfolio, reflecting a reduction in veterinary visits. Sales of BRAVECTO line of products were $222 million and $209 million in current and prior-year quarters, respectively, which represents an increase of 6%, or 5% excluding impact of foreign exchange.
Other Revenues**	52	185	-71%	-15%	Decline primarily due to unfavorable impact of revenue-hedging activities and lower revenue from third-party manufacturing arrangements.

*Alliance revenue for this product represents the Company’s share of profits, which are product sales net of cost of sales and commercialization costs.

**Other revenues are comprised primarily of revenues from third-party manufacturing arrangements and miscellaneous corporate revenues, including revenue-hedging activities.

N/M - Not meaningful.

Full-Year Sales Performance

The following table reflects sales of the Company’s top products and significant performance drivers.

	Year Ended
$ in millions	Dec. 31, 2025	Dec. 31, 2024	Change	Change Ex- Exchange
Total Sales	$65,011	$64,168	1%	2%
Pharmaceutical	58,142	57,400	1%	1%
KEYTRUDA/KEYTRUDA QLEX	31,680	29,482	7%	7%
GARDASIL/GARDASIL 9	5,233	8,583	-39%	-39%
JANUVIA/JANUMET	2,544	2,268	12%	13%
PROQUAD, M-M-R II and VARIVAX	2,451	2,485	-1%	-2%
BRIDION	1,841	1,764	4%	4%
Lynparza*	1,450	1,311	11%	10%
WINREVAIR	1,443	419	N/M	N/M
Lenvima*	1,053	1,010	4%	4%
PREVYMIS	978	785	25%	23%
VAXNEUVANCE	825	808	2%	1%
CAPVAXIVE	759	97	N/M	N/M
WELIREG	716	509	41%	41%
ROTATEQ	673	711	-5%	-5%
Reblozyl*	525	371	41%	41%
LAGEVRIO	380	964	-61%	-61%
Simponi**	-	543	-100%	-100%
Animal Health	6,354	5,877	8%	9%
Livestock	3,896	3,462	13%	14%
Companion Animal	2,458	2,415	2%	2%
Other Revenues***	515	891	-42%	-6%

*Alliance revenue for Lynparza and Lenvima represent the Company’s share of profits, which are product sales net of cost of sales and commercialization costs. Alliance revenue for Reblozyl represents royalties.

**Marketing rights in former territories of the Company reverted to Johnson & Johnson on Oct. 1, 2024.

***Other revenues are comprised primarily of revenues from third-party manufacturing arrangements and miscellaneous corporate revenues, including revenue-hedging activities.

N/M - Not meaningful.

In addition, Koselugo alliance revenue was $436 million for the full year of 2025 compared with $170 million for the full year of 2024. The increase was due to an amendment to the collaboration agreement with AstraZeneca in 2025, which discontinued the provisions whereby the Company shared revenue and costs with AstraZeneca, and revised the payment structure, resulting in the Company’s recognition of a $150 million upfront payment and $175 million of regulatory milestones.

Full-year 2025 Pharmaceutical sales were $58.1 billion, representing growth of 1% both nominally and excluding the impact of foreign exchange. Sales growth was primarily driven by higher sales in oncology, particularly KEYTRUDA and WELIREG, as well as increased alliance revenue from Koselugo (resulting from the amendment to the collaboration agreement noted above), Reblozyl and Lynparza. Also contributing to sales growth were higher sales in the cardiometabolic and respiratory franchise largely attributable to the ongoing launch of WINREVAIR, as well as the inclusion of OHTUVAYRE sales resulting from the acquisition of Verona Pharma, which closed on Oct. 7, 2025. Growth in the diabetes franchise, largely attributable to higher net pricing of JANUVIA in the U.S., also contributed to sales growth. Sales growth in 2025 was partially offset by lower sales in the vaccines franchise reflecting lower sales of GARDASIL/GARDASIL 9, which were offset in part by the ongoing launch of CAPVAXIVE and the U.S. launch of ENFLONSIA. Lower sales in the immunology franchise (due to the return of the marketing rights for Simponi and Remicade in former Company territories to Johnson & Johnson on Oct. 1, 2024) and lower sales in the virology franchise (largely attributable to LAGEVRIO) also offset Pharmaceutical sales growth in 2025.

Full-year 2025 Animal Health sales were $6.4 billion, representing growth of 8%, or 9% excluding the impact of foreign exchange. Sales growth was primarily driven by the performance of Livestock products across all species and new product launches in Companion Animal. Sales of the BRAVECTO line of products were $1.1 billion in 2025, representing growth of 1% both nominally and excluding the impact of foreign exchange.

Fourth-Quarter and Full-Year Expense and Related Information

The table below presents selected expense information.

$ in millions	GAAP	Acquisition- and Divestiture- Related Costs[3]	Restructuring Costs	(Income) Loss From Investments in Equity Securities	Non- GAAP[2]
Fourth Quarter 2025
Cost of sales	$5,551	$1,054	$1,173	$-	$3,324
Selling, general and administrative	2,898	48	2	-	2,848
Research and development	3,886	5	(111)	-	3,992
Restructuring costs	213	-	213	-	-
Other (income) expense, net	432	-	-	206	226

Fourth Quarter 2024
Cost of sales	$3,828	$701	$121	$-	$3,006
Selling, general and administrative	2,864	29	16	-	2,819
Research and development	4,585	12	(1)	-	4,574
Restructuring costs	51	-	51	-	-
Other (income) expense, net	126	(31)	-	152	5

3 Reflects expenses related to business combinations, including the amortization of intangible assets, intangible asset impairment charges, and expense or income related to changes in the estimated fair value measurement of liabilities for contingent consideration. Also includes integration, transaction and certain other costs associated with acquisitions and divestitures, as well as amortization of intangible assets related to collaborations, licensing arrangements and asset acquisitions, and recognition of fair value step-up to inventories for asset acquisitions.

$ in millions	GAAP	Acquisition- and Divestiture- Related Costs[3]	Restructuring Costs	(Income) Loss From Investments in Equity Securities	Non- GAAP[2]
Year Ended Dec. 31, 2025
Cost of sales	$16,382	$2,871	$1,484	$-	$12,027
Selling, general and administrative	10,733	120	3	-	10,610
Research and development	15,789	19	175	-	15,595
Restructuring costs	889	-	889	-	-
Other (income) expense, net	151	(3)	-	(306)	460

Year Ended Dec. 31, 2024
Cost of sales	$15,193	$2,409	$495	$-	$12,289
Selling, general and administrative	10,816	117	83	-	10,616
Research and development	17,938	72	1	-	17,865
Restructuring costs	309	-	309	-	-
Other (income) expense, net	(24)	(79)	-	45	10

GAAP Expense, EPS and Related Information

Gross margin was 66.2% for the fourth quarter of 2025 compared with 75.5% for the fourth quarter of 2024. Gross margin was 74.8% for the full year of 2025 compared with 76.3% for the full year of 2024. The gross margin decline in both periods was primarily due to the unfavorable impacts of higher restructuring costs (primarily related to the accelerated depreciation of manufacturing lines at two sites under the 2025 Restructuring Program), inventory write-offs and amortization of intangible assets, as well as the recognition of inventory fair value step-up related to the Verona Pharma acquisition, partially offset by the favorable impact of product mix.

Selling, general and administrative (SG&A) expenses were $2.9 billion in the fourth quarter of 2025, an increase of 1% compared with the fourth quarter of 2024. The increase was primarily due to higher administrative costs, partially offset by lower promotional costs. Full-year 2025 SG&A expenses were $10.7 billion, a decrease of 1% compared with the full year of 2024. The decrease was primarily due to lower restructuring and promotional costs, partially offset by increased administrative costs.

Research and development (R&D) expenses were $3.9 billion in the fourth quarter of 2025, a decrease of 15% compared with the fourth quarter of 2024. The decrease was primarily due to lower charges for business development activity and a reduction to estimated contractual termination costs associated with restructuring actions, partially offset by higher clinical development costs. R&D expenses were $15.8 billion for the full year of 2025, a decrease of 12% compared with the full year of 2024. The decrease was primarily due to lower charges for business development activity, partially offset by higher clinical development spending and higher restructuring costs.

Other (income) expense, net, was $432 million of expense in the fourth quarter of 2025 compared with $126 million of expense in the fourth quarter of 2024 primarily due to higher net interest expense, higher foreign exchange losses and increased net losses from investments in equity securities. Other (income) expense, net, was $151 million of expense in the full year of 2025 compared with $24 million of income in the full year of 2024. The unfavorable year-over-year change primarily reflects $170 million of income in 2024 related to the expansion of an existing development and commercialization agreement with Daiichi Sankyo, as well as higher net interest expense and higher foreign exchange losses in 2025, partially offset by higher net income from investments in equity securities in 2025.

The effective tax rate was 13.4% for the fourth quarter of 2025 and 13.3% for the full year of 2025.

GAAP EPS was $1.19 for the fourth quarter of 2025 compared with $1.48 for the fourth quarter of 2024. The decrease was primarily driven by higher restructuring costs and amortization of intangible assets, partially offset by favorability from lower charges for business development transactions, as well as operational strength in the business driven in part by the benefits of the previously announced multiyear optimization initiative. GAAP EPS was $7.28 for the full year of 2025 compared with $6.74 for the full year of 2024. The increase was primarily driven by favorability from lower charges for business development transactions and operational strength in the business, partially offset by higher restructuring costs and amortization of intangible assets.

Non-GAAP Expense, EPS and Related Information

Non-GAAP gross margin was 79.7% for the fourth quarter of 2025 compared with 80.8% for the fourth quarter of 2024. The decrease was primarily due to higher inventory write-offs, partially offset by the favorable impact of product mix. Non-GAAP gross margin was 81.5% for the full year of 2025 compared with 80.8% for the full year of 2024. The increase was primarily due to the favorable impact of product mix, partially offset by higher inventory write-offs.

Non-GAAP SG&A expenses were $2.8 billion in the fourth quarter of 2025, an increase of 1% compared with the fourth quarter of 2024. The increase was primarily due to higher administrative costs, partially offset by lower promotional costs. Non-GAAP SG&A expenses were $10.6 billion for the full year of 2025, flat compared with the full year of 2024 as lower promotional costs were largely offset by higher administrative costs.

Non-GAAP R&D expenses were $4.0 billion in the fourth quarter of 2025, a decrease of 13% compared with the fourth quarter of 2024. Non-GAAP R&D expenses were $15.6 billion for the full year of 2025, a decrease of 13% compared with the full year of 2024. The decrease in both periods was primarily due to lower charges for business development activity, partially offset by higher clinical development costs.

Non-GAAP other (income) expense, net, was $226 million of expense in the fourth quarter of 2025 compared with $5 million of expense in the fourth quarter of 2024 primarily due to higher net interest expense and higher foreign exchange losses. Non-GAAP other (income) expense, net, was $460 million of expense in the full year of 2025 compared with $10 million of expense in the full year of 2024. The unfavorable year-over-year change primarily reflects $170 million of income in 2024 related to the expansion of an existing development and commercialization agreement with Daiichi Sankyo, as well as higher net interest expense and higher foreign exchange losses in 2025.

The non-GAAP effective tax rate was 15.4% for the fourth quarter of 2025 and 14.4% for the full year of 2025.

Non-GAAP EPS was $2.04 for the fourth quarter of 2025 compared with $1.72 for the fourth quarter of 2024. Non-GAAP EPS was $8.98 for the full year of 2025 compared with $7.65 for the full year of 2024. The increase in both periods was primarily driven by favorability from lower charges for business development transactions, as well as operational strength in the business driven in part by the benefits of the previously announced multiyear optimization initiative.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the table that follows.

	Fourth Quarter		Year Ended
$ in millions, except EPS amounts	2025	2024	Dec. 31, 2025	Dec. 31, 2024
EPS
GAAP EPS	$1.19	$1.48	$7.28	$6.74
Difference	0.85	0.24	1.70	0.91
Non-GAAP EPS that excludes items listed below[2]	$2.04	$1.72	$8.98	$7.65

Net Income
GAAP net income[1]	$2,963	$3,743	$18,254	$17,117
Difference	2,125	629	4,259	2,327
Non-GAAP net income that excludes items listed below[1,2]	$5,088	$4,372	$22,513	$19,444

Excluded Items:
Acquisition- and divestiture-related costs[3]	$1,107	$711	$3,007	$2,519
Restructuring costs	1,277	187	2,551	888
Loss (income) from investments in equity securities	206	152	(306)	45
Decrease to net income before taxes	2,590	1,050	5,252	3,452
Estimated income tax (benefit) expense[4]	(465)	(421)	(993)	(1,125)
Decrease to net income	$2,125	$629	$4,259	$2,327

4 Includes the estimated tax impacts on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments for all periods presented. Amount in the full year of 2025 also includes a $60 million net benefit, which reflects a net benefit related to favorable audit reserve adjustments. Amounts in the fourth quarter and full year of 2024 also include a $260 million benefit and a $519 million benefit, respectively, due to reductions in reserves for unrecognized income tax benefits resulting from the expiration of the statute of limitations for assessments related to certain federal tax return years. The benefit recognized in the fourth quarter of 2024 relates to the 2020 federal tax return year and the benefit for the full year of 2024 relates to both the 2020 and 2019 federal tax return years.

Pipeline and Portfolio Highlights

In 2025, the Company announced positive late-stage trial results from 18 Phase 3 trials and began enrolling patients in 21 new Phase 3 studies evaluating multiple indications and therapeutic areas, with approximately 80 Phase 3 studies currently underway.

Throughout the fourth quarter, the Company made important progress to advance its broad, diverse pipeline, meeting significant regulatory and clinical milestones.

•	Oncology:
o	U.S. Food and Drug Administration (FDA) approved KEYTRUDA and KEYTRUDA QLEX, each in combination with Padcev, for the perioperative treatment of adult patients with muscle-invasive bladder cancer (MIBC) who are ineligible for cisplatin-based chemotherapy based on Phase 3 KEYNOTE-905 trial.
▪	Approvals represent the first PD-1 inhibitor plus antibody-drug conjugate (ADC) regimens for this patient population.
o	FDA awarded a priority review voucher under the Commissioner’s National Priority Voucher (CNPV) pilot program for sac-TMT, an investigational anti-TROP2 ADC being developed in collaboration with Kelun-Biotech.
o	European Commission (EC) approved the subcutaneous route of administration and new pharmaceutical formulation of KEYTRUDA for use across all KEYTRUDA indications for adult patients in Europe.
o	FDA accepted two supplemental Biologics License Applications (sBLAs) for KEYTRUDA and KEYTRUDA QLEX, each with Trodelvy, for the first-line treatment of certain patients with PD-L1+ inoperable (unresectable) locally advanced or metastatic TNBC based on Phase 3 KEYNOTE-D19/ASCENT-04 trial.
▪	FDA set Prescription Drug User Fee Act (PDUFA) dates in the second half of 2026 for these applications.
o	Announced positive topline results from Phase 3 KEYNOTE-B15 trial in patients with MIBC who are eligible for cisplatin-based chemotherapy showing KEYTRUDA plus Padcev significantly improved event-free survival (EFS), overall survival (OS) and pathologic complete response (pCR) rates versus neoadjuvant chemotherapy and surgery when given before and after surgery.
o	In collaboration with Moderna, Inc. (Moderna), announced median five-year follow-up data from Phase 2b KEYNOTE-942/mRNA-4157-P201 study for intismeran autogene, an investigational mRNA-based individualized neoantigen therapy, in combination with KEYTRUDA in patients with high-risk melanoma (stage III/IV) following complete resection.

•	Infectious Diseases:
o	Announced positive topline results from the Phase 3 trial of the investigational, once-daily, oral, two-drug, single-tablet regimen of doravirine/islatravir (DOR/ISL) for the treatment of adults with HIV-1 infection who had not previously received antiretroviral treatment (treatment-naïve).

•	Cardiometabolic and Respiratory:
o	Presented new data at the American Heart Association Scientific Sessions 2025, including results from the Phase 3 CORALreef Lipids and heterozygous familial hypercholesterolemia (HeFH) trials, demonstrating that enlicitide decanoate, an investigational, oral proprotein convertase subtilisin/kexin type 9 (PCSK9) inhibitor being evaluated for the treatment of adults with hypercholesterolemia, significantly reduced low-density lipoprotein cholesterol (LDL-C) with a safety profile comparable to placebo.
▪	FDA awarded a priority review voucher under the CNPV pilot program for enlicitide decanoate.
o	In January 2026, EC approved an expanded indication for WINREVAIR, in combination with other pulmonary arterial hypertension (PAH) therapies, for the treatment of PAH (Group 1 pulmonary hypertension) in adult patients with World Health Organization (WHO) Functional Class II, III and IV based on Phase 3 ZENITH trial.
o	In February 2026, FDA accepted a new sBLA for WINREVAIR seeking approval to update the U.S. product label based on Phase 3 HYPERION trial.
▪	FDA set PDUFA date of September 21, 2026.
o	Announced that Phase 2, proof-of-concept CADENCE study evaluating WINREVAIR in adults for the treatment of combined post- and precapillary pulmonary hypertension (CpcPH) due to heart failure with preserved ejection fraction (HFpEF) met its primary endpoint.

•	Business Development:
o	In 2026, completed acquisition of Cidara Therapeutics, Inc. (Cidara) for a total transaction value of approximately $9.2 billion.
▪	Added MK-1406 (formerly CD388), an investigational long-acting, strain-agnostic antiviral agent designed to prevent influenza infection in individuals at higher risk of complications, to the Company’s portfolio.
▪	MK-1406 is currently being evaluated in the Phase 3 ANCHOR study.
o	Entered into strategic financing agreement with Blackstone Life Sciences to partially fund the development of sac-TMT in 2026.
o	Entered into an agreement with Falk for certain development and commercialization rights to MK-8690, an investigational anti-CD30 ligand monoclonal antibody.

Notable recent news releases on the Company’s pipeline and portfolio are provided in the table that follows. Visit the News Releases section of the Company’s website to read the releases.*

Oncology	FDA Approved KEYTRUDA and KEYTRUDA QLEX, Each With Padcev, as Perioperative Treatment for Adults With Cisplatin-Ineligible MIBC; Based on Results From Phase 3 KEYNOTE-905 Trial
EC Approved Subcutaneous Administration of KEYTRUDA for All Adult Indications Approved in EU; Based on Results From Phase 3 3475A-D77 Trial
KEYTRUDA Plus Padcev Significantly Improved EFS, OS and pCR Rates for Cisplatin-Eligible Patients With MIBC When Given Before and After Surgery; Based on Results From Phase 3 KEYNOTE-B15 Trial
The Company and Moderna Announced 5-Year Data for Intismeran Autogene in Combination With KEYTRUDA Demonstrated Sustained Improvement in the Primary Endpoint of Recurrence-Free Survival in Patients With High-Risk Stage III/IV Melanoma Following Complete Resection; Based on Follow-up Analysis From Phase 2b KEYNOTE-942/mRNA-4157-P201 Trial

The Company Initiated Phase 3 KANDLELIT-007 Trial Evaluating Calderasib (MK-1084),

an Investigational Oral KRAS G12C Inhibitor, in Combination With KEYTRUDA QLEX in Certain Patients With Advanced NSCLC

The Company Presented Data at the American Society of Hematology Annual Meeting 2025 That Showcased Continued Advancements in Hematology Pipeline and Novel Therapeutic Approaches
Vaccines and Infectious Diseases	The Company Announced Positive Topline Results From Pivotal Phase 3 Trial Evaluating Investigational, Once-Daily, Oral, Two-Drug, Single-Tablet Regimen of DOR/ISL in Treatment-Naïve Adults With HIV-1 Infection
Cardiometabolic and Respiratory	Enlicitide Decanoate Significantly Reduced LDL-C in Phase 3 CORALreef Lipids Trial
Enlicitide Decanoate Significantly Reduced LDL-C in Adults With HeFH in Phase 3 CORALreef HeFH Trial
WINREVAIR Met Primary Endpoint in Phase 2, Proof-Of-Concept CADENCE Study in Adults With CpcPH Due to HFpEF
Neuroscience	The Company Showcased Data for Alzheimer’s Disease Candidates MK-2214 and MK-1167 at Clinical Trials on Alzheimer’s Disease 2025
Animal Health	FDA Conditionally Approved EXZOLT CATTLE-CA1 for Prevention and Treatment of New World Screwworm (Cochliomyia Hominivorax) Larvae (Myiasis)

*References to the Company’s name in the above news release titles have been modified for the purpose of this announcement.

U.S. Government Agreement

The Company reached an agreement with the U.S. government that is intended to lower medicine costs for Americans. This agreement enables the Company to continue its long-standing commitment to advancing breakthrough scientific discoveries for patients and helps ensure Americans can access the medicines they need at lower costs. The voluntary agreement addresses all four components of the President’s July letter.

Under the agreement, among other things, the Company plans to provide key products through a direct-to-patient program at affordable prices for eligible patients in the U.S. In addition, the Company reached an understanding with the U.S. Department of Commerce to delay Section 232 tariffs for three years, enabling the Company to make investments in the U.S. to reshore manufacturing for American patients. The Company has committed more than $70 billion in capital and R&D spending to strengthen U.S. production and innovation.

Full-Year 2026 Financial Outlook

The following table summarizes the Company’s full-year financial outlook.

Full Year 2026
Sales*	$65.5 billion to $67.0 billion
Non-GAAP Gross margin[2]	Approximately 82%
Non-GAAP Operating expenses2**	$35.9 billion to $36.9 billion
Non-GAAP Other (income) expense, net[2]	Approximately $1.3 billion expense
Non-GAAP Effective tax rate[2]	23.5% to 24.5%
Non-GAAP EPS2***	$5.00 to $5.15
Share count (assuming dilution)	Approximately 2.48 billion

*The Company does not have any non-GAAP adjustments to sales.

**Includes a one-time charge of approximately $9.0 billion associated with the acquisition of Cidara. Outlook does not assume any additional significant potential business development transactions.

***Includes a one-time charge of approximately $3.65 per share associated with the acquisition of Cidara.

The Company has not provided a reconciliation of forward-looking non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other (income) expense, net, non-GAAP effective tax rate and non-GAAP EPS to the most directly comparable GAAP measures, given it cannot predict with reasonable certainty the amounts necessary for such a reconciliation, including intangible asset impairment charges, legal settlements, and income and losses from investments in equity securities either owned directly or through ownership interests in investment funds, without unreasonable effort. These items are inherently difficult to forecast and could have a significant impact on the Company’s future GAAP results.

The Company anticipates full-year 2026 sales to be between $65.5 billion and $67.0 billion, including a positive impact from foreign exchange of approximately 1% at mid-January 2026 exchange rates.

The Company’s full-year non-GAAP effective income tax rate is expected to be between 23.5% and 24.5% including the impact of the non-tax deductible one-time charge for the acquisition of Cidara.

The Company expects full-year 2026 non-GAAP EPS to be between $5.00 and $5.15, including a positive impact from foreign exchange of approximately $0.10 per share at mid-January 2026 exchange rates. This range includes a one-time charge of approximately $9.0 billion, or approximately $3.65 per share, as well as approximately $0.30 per share of related financing and operational costs, related to the acquisition of Cidara. In 2025, non-GAAP EPS of $8.98 was negatively impacted by one-time charges of $0.20 per share related to certain business development transactions.

Consistent with past practice, the financial outlook does not assume additional significant potential business development transactions.

Non-GAAP EPS excludes acquisition- and divestiture-related costs, costs related to restructuring programs, as well as income and losses from investments in equity securities.

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the call on Tuesday, Feb. 3, at 9 a.m. ET via this weblink. A replay of the webcast, along with the sales and earnings news release, supplemental financial disclosures and slides highlighting the results, will be available on the Company’s website.

All participants may join the call by dialing (800) 369-3351 (U.S. and Canada Toll-Free) or (517) 308-9448 and using the access code 9818590.

About Our Company

At Merck & Co., Inc., Rahway, N.J., USA, known as MSD outside of the United States and Canada, we are unified around our purpose: We use the power of leading-edge science to save and improve lives around the world. For more than 130 years, we have brought hope to humanity through the development of important medicines and vaccines. We aspire to be the premier research-intensive biopharmaceutical company in the world – and today, we are at the forefront of research to deliver innovative health solutions that advance the prevention and treatment of diseases in people and animals. We foster a diverse and inclusive global workforce and operate responsibly every day to enable a safe, sustainable and healthy future for all people and communities.

Forward-Looking Statement of Merck & Co., Inc., Rahway, N.J., USA

This news release of Merck & Co., Inc., Rahway, N.J., USA (the “Company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline candidates that the candidates will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the Company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the Company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and the Company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

Appendix

Generic product names are provided below.

Pharmaceutical
BRIDION (sugammadex)
CAPVAXIVE (Pneumococcal 21-valent Conjugate Vaccine)
ENFLONSIA (clesrovimab-cfor)

GARDASIL (Human Papillomavirus Quadrivalent [Types 6, 11, 16 and 18] Vaccine, Recombinant)
GARDASIL 9 (Human Papillomavirus 9-valent Vaccine, Recombinant)
JANUMET (sitagliptin and metformin HCl)
JANUVIA (sitagliptin)
KEYTRUDA (pembrolizumab)
KEYTRUDA QLEX (pembrolizumab and berahyaluronidase alfa-pmph)
LAGEVRIO (molnupiravir)
Lenvima (lenvatinib)
Lynparza (olaparib)
M-M-R II (Measles, Mumps and Rubella Virus Vaccine Live)
OHTUVAYRE (ensifentrine)

PREVYMIS (letermovir)
PROQUAD (Measles, Mumps, Rubella and Varicella Virus Vaccine Live)
Reblozyl (luspatercept-aamt)

ROTATEQ (Rotavirus Vaccine, Live, Oral, Pentavalent)

Simponi (golimumab)
VARIVAX (Varicella Virus Vaccine Live)
VAXNEUVANCE (Pneumococcal 15-valent Conjugate Vaccine)
WELIREG (belzutifan)
WINREVAIR (sotatercept-csrk)

Animal Health
BRAVECTO (fluralaner)

###

Media Contacts:	Investor Contacts:

Michael Levey	Peter Dannenbaum
michael.levey@msd.com	(732) 594-1579

John Cummins	Steven Graziano
john.cummins2@msd.com	(732) 594-1583

MERCK & CO., INC., RAHWAY, N.J., USA

CONSOLIDATED STATEMENT OF INCOME - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP			GAAP
	4Q25	4Q24	% Change	Full Year 2025	Full Year 2024	% Change
Sales	$16,400	$15,624	5%	$65,011	$64,168	1%

Costs, Expenses and Other
Cost of sales	5,551	3,828	45%	16,382	15,193	8%
Selling, general and administrative	2,898	2,864	1%	10,733	10,816	-1%
Research and development	3,886	4,585	-15%	15,789	17,938	-12%
Restructuring costs	213	51	*	889	309	*
Other (income) expense, net	432	126	*	151	(24)	*
Income Before Taxes	3,420	4,170	-18%	21,067	19,936	6%
Income Tax Provision	458	425		2,804	2,803
Net Income	2,962	3,745	-21%	18,263	17,133	7%
Less: Net (Loss) Income Attributable to Noncontrolling Interests	(1)	2		9	16
Net Income Attributable to Merck & Co., Inc., Rahway, N.J., USA	$2,963	$3,743	-21%	$18,254	$17,117	7%

Earnings per Common Share Assuming Dilution	$1.19	$1.48	-20%	$7.28	$6.74	8%

Average Shares Outstanding Assuming Dilution	2,488	2,537		2,507	2,541
Tax Rate	13.4%	10.2%		13.3%	14.1%

* 100% or greater

MERCK & CO., INC., RAHWAY, N.J., USA

FOURTH QUARTER AND FULL YEAR 2025 GAAP TO NON-GAAP RECONCILIATION

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition- and Divestiture-Related Costs (1)		Restructuring Costs (2)		(Income) Loss from Investments in Equity Securities		Certain Other Items		Adjustment Subtotal	Non-GAAP
Fourth Quarter
Cost of sales	$5,551	1,054		1,173						2,227	$3,324
Selling, general and administrative	2,898	48		2						50	2,848
Research and development	3,886	5		(111)						(106)	3,992
Restructuring costs	213			213						213	–
Other (income) expense, net	432					206				206	226
Income Before Taxes	3,420	(1,107)		(1,277)		(206)				(2,590)	6,010
Income Tax Provision (Benefit)	458	(187	)(3)	(234	)(3)	(44	)(3)			(465)	923
Net Income	2,962	(920)		(1,043)		(162)				(2,125)	5,087
Net Income Attributable to Merck & Co., Inc., Rahway, N.J., USA	2,963	(920)		(1,043)		(162)				(2,125)	5,088
Earnings per Common Share Assuming Dilution	$1.19	(0.37)		(0.42)		(0.06)				(0.85)	$2.04

Tax Rate	13.4%										15.4%

Full Year
Cost of sales	$16,382	2,871		1,484						4,355	$12,027
Selling, general and administrative	10,733	120		3						123	10,610
Research and development	15,789	19		175						194	15,595
Restructuring costs	889			889						889	–
Other (income) expense, net	151	(3)				(306)				(309)	460
Income Before Taxes	21,067	(3,007)		(2,551)		306				(5,252)	26,319
Income Tax Provision (Benefit)	2,804	(525	)(3)	(473	)(3)	65	(3)	(60	)(4)	(993)	3,797
Net Income	18,263	(2,482)		(2,078)		241		60		(4,259)	22,522
Net Income Attributable to Merck & Co., Inc., Rahway, N.J., USA	18,254	(2,482)		(2,078)		241		60		(4,259)	22,513
Earnings per Common Share Assuming Dilution	$7.28	(0.99)		(0.83)		0.10		0.02		(1.70)	$8.98

Tax Rate	13.3%										14.4%

Only the line items that are affected by non-GAAP adjustments are shown.

The Company is providing certain non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing non-GAAP information enhances investors’ understanding of the Company’s results because management uses non-GAAP measures to assess performance. Management uses non-GAAP measures internally for planning and forecasting purposes and to measure the performance of the Company along with other metrics. In addition, annual employee compensation, including senior management’s compensation, is derived in part using a non-GAAP pretax income metric. The non-GAAP information presented should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP.

(1) Amounts included in cost of sales for the fourth quarter and full year reflect expenses for the amortization of intangible assets, as well as the recognition of fair value step-up of inventories related to the Verona Pharma acquisition. Cost of sales for the full year also includes intangible asset impairment charges. For the full year, cost of sales reflects a benefit from a decrease in the estimated fair value measurement of liabilities for contingent consideration. Amounts included in selling, general and administrative expenses reflect integration, transaction and certain other costs related to acquisitions and divestitures. Amounts included in research and development expenses reflect the amortization of intangible assets.

(2) Amounts primarily include employee separation costs, accelerated depreciation and asset impairment charges associated with facilities to be closed or divested, as well as contractual termination costs and related adjustments, associated with activities under the Company's formal restructuring programs.

(3) Represents the estimated tax impacts on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments.

(4) Amount represents a net tax benefit, including a net benefit related to favorable audit reserve adjustments.

MERCK & CO., INC., RAHWAY, N.J., USA

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

(UNAUDITED)

Table 3

	2025					2024					4Q		Full Year
	1Q	2Q	3Q	4Q	Full Year	1Q	2Q	3Q	4Q	Full Year	Nom %	Ex-Exch %	Nom %	Ex-Exch %
TOTAL SALES (1)	$15,529	$15,806	$17,276	$16,400	$65,011	$15,775	$16,112	$16,657	$15,624	$64,168	5	4	1	2
PHARMACEUTICAL	13,638	14,050	15,611	14,843	58,142	14,006	14,408	14,943	14,042	57,400	6	4	1	1
Oncology
Keytruda	7,205	7,956	8,142	8,337	31,641	6,947	7,270	7,429	7,836	29,482	6	5	7	7
Keytruda Qlex			5	35	40						-	-	-	-
Alliance Revenue – Lynparza (2)	312	370	379	389	1,450	292	317	337	365	1,311	7	4	11	10
Alliance Revenue – Lenvima (2)	258	265	258	272	1,053	255	249	251	255	1,010	7	6	4	4
Welireg	137	162	196	220	716	85	126	139	160	509	37	37	41	41
Alliance Revenue – Reblozyl (3)	119	107	136	164	525	71	90	100	110	371	48	48	41	41
Vaccines (4)
Gardasil/Gardasil 9	1,327	1,126	1,749	1,031	5,233	2,249	2,478	2,306	1,550	8,583	-34	-35	-39	-39
ProQuad/M-M-R II/Varivax	539	609	684	619	2,451	570	617	703	594	2,485	4	3	-1	-2
Vaxneuvance	230	229	226	140	825	219	189	239	161	808	-13	-16	2	1
Capvaxive	107	129	244	279	759			47	50	97	*	*	*	*
RotaTeq	228	121	204	119	673	216	163	193	139	711	-14	-15	-5	-5
Pneumovax 23	41	38	45	42	166	61	59	68	74	263	-43	-44	-37	-37
Hospital Acute Care
Bridion	441	461	439	499	1,841	440	455	420	449	1,764	11	11	4	4
Prevymis	208	228	266	275	978	174	188	208	215	785	28	26	25	23
Zerbaxa	70	74	81	87	312	56	62	64	70	252	24	23	24	24
Dificid	83	96	43	25	247	73	92	96	79	340	-68	-68	-27	-27
Cardiometabolic & Respiratory
Winrevair	280	336	360	467	1,443		70	149	200	419	133	133	*	*
Alliance Revenue - Adempas/Verquvo (5)	106	123	112	129	470	98	106	102	109	415	18	18	13	13
Adempas (6)	68	80	82	83	312	70	72	72	73	287	14	9	9	6
Ohtuvayre				178	178						-	-	-	-
Virology
Lagevrio	102	83	138	57	380	350	110	383	121	964	-53	-53	-61	-61
Isentress/Isentress HD	90	86	82	67	325	111	89	102	92	394	-27	-28	-18	-18
Delstrigo	67	83	77	79	306	56	60	65	69	249	15	9	23	20
Pifeltro	45	41	43	42	171	42	39	42	40	163	6	4	5	4
Neuroscience
Belsomra	50	40	47	49	186	46	53	78	45	222	8	9	-16	-16
Immunology
Simponi						184	172	189		543			-100	-100
Remicade						39	35	41		114			-100	-100
Diabetes (7)
Januvia	549	372	382	302	1,604	419	405	278	232	1,334	30	30	20	21
Janumet	247	251	243	199	940	251	224	204	255	935	-22	-22	1	2
Other Pharmaceutical (8)	729	584	948	658	2,917	632	618	638	699	2,590	-6	-5	13	13
ANIMAL HEALTH	1,588	1,646	1,615	1,505	6,354	1,511	1,482	1,487	1,397	5,877	8	6	8	9
Livestock	924	961	1,023	987	3,896	850	837	886	889	3,462	11	9	13	14
Companion Animal	664	685	592	518	2,458	661	645	601	508	2,415	2	0	2	2
Other Revenues (9)	303	110	50	52	515	258	222	227	185	891	-71	-15	-42	-6

*200% or greater

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) Alliance Revenue represents the Company's share of profits, which are product sales net of cost of sales and commercialization costs.

(3) Alliance Revenue represents royalties.

(4) Total Vaccines sales were $2,607 million, $2,370 million, $3,370 million and $2,364 million in the first, second, third and fourth quarter of 2025, respectively, and $3,424 million, $3,656 million, $3,675 million and $2,693 million in the first, second, third and fourth quarter of 2024, respectively.

(5) Alliance Revenue represents the Company's share of profits from sales in Bayer's marketing territories, which are product sales net of cost of sales and commercialization costs.

(6) Net product sales in the Company's marketing territories.

(7) Total Diabetes sales were $876 million, $704 million, $703 million and $579 million in the first, second, third and fourth quarter of 2025, respectively, and $745 million, $715 million, $592 million and $546 million in the first, second, third and fourth quarter of 2024, respectively.

(8) Includes Pharmaceutical products not individually shown above. Also reflects total alliance revenue for Koselugo of $44 million, $43 million, $214 million and $135 million in the first, second, third and fourth quarter of 2025, respectively, and $38 million, $37 million, $39 million and $56 million in the first, second, third and fourth quarter of 2024, respectively.

(9) Other Revenues are comprised primarily of revenues from third-party manufacturing arrangements and miscellaneous corporate revenues, including revenue-hedging activities. Other Revenues related to the receipt of upfront and milestone payments for out-licensed products were $95 million, $5 million, $11 million and $27 million in the first, second, third and fourth quarter of 2025, respectively, and $61 million, $15 million, $15 million and $15 million in the first, second, third and fourth quarter of 2024, respectively.